Exhibit 99.1

Phase 1 MAD Study Clinical Activity Significant and prolonged FXN mRNA increase in skeletal muscle Muscle FXN mRNA response correlated with dose and muscle DT-216 exposure, p < 0.05* Cohorts: 200mg and 300mg Muscle FXN mRNA (mean % change from baseline) p < 0.05** NS** 75th% FA † 40 20 0 -20 -40 2 Days 7 Days Days After 3rd Weekly Dose Pooled Placebo (n=6) DT-216 200mg (n=7) DT-216 300mg (n=7) Individual FA Patients Muscle FXN mRNA (% change from baseline) 125 100 75 50 25 0 -25 -50 -75 Lower quartile in healthy Carriers† Upper quartile FA patients† 50th% Ca 25th% Ca 10th% Ca 90th% FA 75th% FA 50th% FA 25th% FA 2 Days After 3rd Weekly Dose Note: Based upon data transfer of August 7th 2023 * Exploratory analyses for dose-response and exposure-response were conducted using a non-parametric trend test and non-parametric correlation test, respectively. ** Exploratory analyses were conducted using a non-parametric Wilcoxon Rank-Sum model. A parametric ANCOVA model gave similar results. Bars represent standard error of the mean. NS, not significant. † Percentiles and quartiles assume individual FA patient baselines in the MAD study are the median FA patient FXN mRNA value from the observational muscle biopsy study. Copyright © 2023 by Design Therapeutics, Inc. All rights reserved 1